SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Allied Waste Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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(Proposal 1)
VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
DIRECTORS’ COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT ACCOUNTANTS
PRINCIPAL STOCKHOLDERS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS Proposal 3: Proposal on Option Expensing
Proposal 4: Proposal on Options Indexed to Stock Performance
Proposal 5: Proposal on Reporting to Shareholders on Effects of Measures to Oppose Privatization
MISCELLANEOUS MATTERS
ADDENDUM

ALLIED WASTE INDUSTRIES, INC.

15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
SCOTTSDALE, ARIZONA 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2003

      Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (the “Company”), will be held at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260, on May 21, 2003 at 9:00 AM, MST, for the following purposes:

1.	To elect 12 directors to hold office until the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To approve the material terms of the performance goals for the Company’s Long-Term Incentive Plan.

3.	To consider three shareholder proposals described in the accompanying Proxy Statement, if presented at the meeting.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      A record of the stockholders has been taken as of the close of business on April 1, 2003 (the “Record Date”) and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available commencing April 4, 2003, and may be inspected prior to the Annual Meeting during normal business hours at the Company’s corporate headquarters.

      Your participation in the Company’s Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed prepaid-postage envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

By Order of the Board of Directors,

/s/ THOMAS H. VAN WEELDEN

Thomas H. Van Weelden
Chairman of the Board, Chief
Executive Officer and President

April 3, 2003

ALLIED WASTE INDUSTRIES, INC.

15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
SCOTTSDALE, ARIZONA 85260

PROXY STATEMENT

REGARDING

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD
MAY 21, 2003

      This proxy statement is being mailed to stockholders on or about April 17, 2003, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Allied Waste Industries Inc., a Delaware corporation (the “Company”), of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) to be held in Scottsdale, Arizona on May 21, 2003, and upon any adjournment, for the purposes set forth in the accompanying notice.

      Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holder of the proxies. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum. Broker non-votes will be treated as not present and not entitled to vote on any matter as to which the broker has indicated that it does not have authority to vote. A plurality of the votes cast is required for the election of directors. Abstentions and broker non-votes are not counted for the purposes of electing directors. The affirmative vote of the holders of the majority of Common Stock present or represented by proxy and entitled to vote is required to approve the shareholder proposals. Broker non-votes are not counted for the purposes of approving the shareholder proposals.

      Any proxy on which no direction is specified will be voted (1) FOR the twelve nominees for director of the Company named herein and in the accompanying proxy, (2) FOR the material terms of the performance goals for the Company’s Long-Term Incentive Plan, (3) AGAINST the three shareholder proposals described in the accompanying proxy, and (4) otherwise in accordance with the judgment of the persons specified thereon. A stockholder may revoke a proxy by: (1) delivering to the Company written notice of revocation, (2) delivering to the Company a proxy signed on a later date or (3) appearing at the Annual Meeting and voting in person.

      The persons designated to vote shares covered by Board of Directors’ proxies intends to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Expenses of Solicitation

      The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, D. F. King and Co., Inc. has been hired to help in the solicitation of proxies for the 2003 Annual Meeting for a fee of approximately $8,000 plus associated costs and expenses.

Outstanding Voting Securities

      As of April 1, 2003, the Record Date, for the determination of stockholders entitled to vote at the Annual Meeting, there were issued, outstanding and entitled to vote 196,824,278 shares of the common stock, par value $.01 per share (the “Common Stock”), each entitled to one vote, and 1,000,000 shares of Series A Senior Convertible Preferred Stock (“Preferred Stock”), par value $0.10 per share (the “Preferred Stock”), entitled to an aggregate of 70,395,249 votes. The Common Stock and Preferred Stock will vote together as a single class on all matters presented at the Annual Meeting, except that the Preferred Stockholders vote as a separate class for the election of five persons to the Board of Directors.

ELECTION OF DIRECTORS

(Proposal 1)

      At the Annual Meeting, twelve directors of the Company are to be elected, with each director to hold office until our next annual meeting and until his respective successor is elected and qualified (the “Nominees”). The Nominees have been nominated by the Board of Directors and have previously served as directors of the Company (“Directors”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a member of the Board of Directors if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board of Directors may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any Nominee unavailable.

      The holders of the Preferred Stock, voting separately as a class, currently have the right to elect five persons to the Board of Directors. The Nominees for election by the holders of the Preferred Stock are Leon D. Black, Michael Gross, J. Tomilson Hill, Howard A. Lipson, and Antony P. Ressler.

      Under the terms of a Shareholders Agreement with the Company, the holders of the Preferred Stock are required to vote for the election of the Nominees. Accordingly, the election as Directors of these five Nominees is assured. (See “Voting Agreements Regarding the Election of Directors”).

      The seven other Nominees who receive a plurality of votes cast by the holders of the Common Stock and Preferred Stock represented at the Annual Meeting shall be duly elected Directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL 12 NOMINEES OF THE COMPANY TO THE BOARD OF DIRECTORS.

Information Regarding the Nominees

      Certain information regarding each of the Nominees is set forth in the following:

Director Name	Position Held	Age	Since

Thomas H. Van Weelden	Chairman of the Board of Directors, Chief Executive Officer and President	48	1992
Robert Agate	Director	67	2000
Leon D. Black	Director	51	2000
James W. Crownover	Director	59	2002
Michael Gross	Director	41	1997
Dennis Hendrix	Director	63	1997
J. Tomilson Hill	Director	54	2002
Lawrence V. Jackson	Director	49	2003
Nolan Lehmann	Director	58	1990
Howard A. Lipson	Director	39	1997
Antony P. Ressler	Director	42	1997
Warren B. Rudman	Director	72	1997

      For certain information regarding the beneficial ownership of the Common Stock by each of the Nominees, see “Principal Stockholders.”

      Thomas H. Van Weelden joined the Company in January 1992 as its Vice President — Development, and was promoted to President and Chief Operating Officer in December 1992. Mr. Van Weelden was promoted to Chief Executive Officer in July 1997 and was appointed Chairman of the Board of Directors in December 1998. Mr. Van Weelden re-assumed the position of President in October 2001. He was first elected a Director in March 1992.

      Robert Agate has served as a Director since May 2000. Mr. Agate also serves on the Board of Directors of the Timberland Company. Prior to that, Mr. Agate was a Senior Executive Vice President of the

Colgate-Palmolive Company (“Colgate”). Mr. Agate joined Colgate in 1961 as an Assistant Accountant in the United Kingdom. Over the course of his career, Mr. Agate has served as the Chief Financial Officer of Colgate operations in India, Malaysia, the UK and Australia. Later he served as Controller of the European Division and Controller of the Kendall Company (a subsidiary of Colgate). In 1984, Mr. Agate was promoted to Vice-President and Corporate Controller of Colgate and in 1987 he was promoted to Chief Financial Officer. Mr. Agate retired from Colgate in 1996. Mr. Agate has been a U.K. chartered accountant since 1958.

      Leon D. Black has served as a Director since May 2000. Mr. Black is one of the founding principals of Apollo Advisors, L.P. (“Apollo”), which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds that hold investments in the Company. Mr. Black is also a director of AMC Entertainment, Inc., Sequa Industries, Inc., Sirius Satellite Radio, Inc., United Rentals, Inc., and Wyndham International, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai-NYU Medical Center, Lincoln Center for the Performing Arts, The Metropolitan Museum of Art, The Jewish Museum, Prep for Prep, The Asia Society and Dartmouth College.

      James W. Crownover has served as a Director since December 2002. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. when he retired in 1998. He headed the firm’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s Board of Directors. Mr. Crownover is a graduate of Rice University and received a Masters of Business Administration degree from Stanford Graduate School of Business. He is a member of the Boards of Directors of Unocal Corporation, Great Lakes Chemical Corporation, and Weingarten Realty Investors. He is also a Board Member of Rice University, St. John’s School and Houston Grand Opera.

      Michael Gross has served as a Director since May 1997. Mr. Gross is one of the founding principals of Apollo, which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds that holds investments in the Company. Mr. Gross is also a Director of Pacer International, Inc., Rare Medium Group Inc., SAKS Inc., Sylvan Learning Systems, Inc., and United Rentals, Inc. Mr. Gross is also the Co-Chairman of the Board of Mt. Sinai Children’s Center Foundation, is a trustee of the Trinity School, and is a member of the Corporate Advisors Board for the University of Michigan Business School.

      Dennis Hendrix has served as a Director since July 1997. From November 1990 until his retirement in April 1997, he served as Chairman of the Board of Directors of PanEnergy Corp. (“PanEnergy”) and as PanEnergy’s Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989. Mr. Hendrix also serves as a director of Newfield Exploration Company.

      J. Tomilson Hill has served as a Director since January 2002. Mr. Hill has held the position of Senior Managing Director of The Blackstone Group L.P. (Blackstone) since 1993, and is currently Vice Chairman of Blackstone and President and Chief Executive Officer of Blackstone Alternative Asset Management. Blackstone holds investments in the Company. He is a member of the Council of Foreign Relations, where he chairs the Investment Subcommittee of the Finance and Budget Committee, is Vice Chairman of the Board of Directors of Lincoln Center Theater, and trustee of the Nightingale-Bamford School and Milton Academy. Mr. Hill is also a member of the Board of Directors of the Smithsonian’s Hirshhorn Museum and Sculpture Garden where he serves as Vice Chairman.

      Lawrence V. Jackson has served as a Director since January 2003. Mr. Jackson is Senior Vice President — Supply Operations for Safeway, Inc., which he joined in 1997. Previously, Mr. Jackson worked for PepsiCo, Inc. from 1981 to 1997 in various positions of increasing responsibility, most recently as Senior Vice President, Worldwide Operations — PepsiCo Food Systems. He is a graduate of Harvard University and the Harvard Business School, where he earned a Masters of Business Administration degree in Marketing. Mr. Jackson also serves as a director of Radio Shack Corporation and Parsons Corporation.

      Nolan Lehmann has served as a Director since October 1990. From 1983 to the present, Mr. Lehmann has served as President and a Director of Equus Capital Management Corporation, a registered investment advisor, and Equus II Incorporated, a registered public investment company whose stock is traded on the New

York Stock Exchange. Mr. Lehmann is a director of Child Advocates of Harris County and also serves as a director of several private corporations. Mr. Lehmann is a certified public accountant.

      Howard A. Lipson has served as a Director since May 1997. Mr. Lipson currently serves as Senior Managing Director of Blackstone, which he joined in 1988. Prior to joining Blackstone, Mr. Lipson was a member of the Mergers and Acquisition Group of Salomon Brothers, Inc. Mr. Lipson is also a director of Mega Bloks Inc., Universal Orlando, Volume Services America, Inc., Columbia House, and is a member of the Advisory Committee of Graham Packaging Company.

      Antony P. Ressler has served as a Director since May 1997. Mr. Ressler is one of the founding principals of Apollo and of Ares Management, L.P., which, together with its affiliates, serves as managing general partner of Ares Corporate Opportunities Fund and Ares Leveraged Investment Funds I through VII. Apollo holds investments in the Company. Mr. Ressler is also a member of the Supervisory Board of Buhrmann N.V. Additionally, Mr. Ressler is on the Board of Directors of Alliance for Student Achievement, a charter school operator based in Los Angeles, Ca., a member of the Board of Trustees of the Center for Early Education and one of the founding members of the Board of the Painted Turtle Camp, the Southern California chapter of The Hole in the Wall Gang Camps.

      Warren B. Rudman has served as a Director since July 1997. Mr. Rudman is of Counsel at the law firm of Paul, Weiss, Rifkind, Wharton and Garrison LLP where he was a partner from 1993 through 2002. From 1980 until 1992, Mr. Rudman served as a United States Senator from New Hampshire. While in the Senate, Mr. Rudman was Chairman and Vice Chairman of the Ethics Committee and also served on the Appropriations Committee, the Intelligence Committee, the Governmental Affairs Committee and was Vice Chair of the Senate Iran-Contra Committee. He is also a director of the Chubb Corporation, Collins & Aikman, Boston Scientific, several funds of the Dreyfus Corporation and is the Lead Director of Raytheon Company. Mr. Rudman has served as Chairman of the President’s Foreign Intelligence Advisory Board, is co-chair of the Concord Coalition, and also serves on the board of the Council on Foreign Relations, the Brookings Institution, and the Institute of Politics of the Kennedy School of Government.

VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

      Pursuant to the Second Amended and Restated Shareholders Agreement, dated as of July 30, 1999 (the “Shareholders Agreement”), between the Company and certain of their affiliates related to Apollo Advisors II, L.P. or Blackstone Capital Partners II, Merchant Banking Fund L.P. (collectively, the “Apollo/ Blackstone Investors”), we have agreed, until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/ Blackstone Investors own, collectively, less than 10% of the sum of the shares of common stock they acquired from TPG Partners, L.P., TPG Parallel, L.P. and Laidlaw Transportation, Inc. and the 790,000 shares of the Preferred Stock (collectively, the “Apollo/ Blackstone Shares”), to nominate and support the election to the Board of Directors of certain individuals (the “Shareholder Designees”) designated by the Apollo/ Blackstone Investors. For so long as the Apollo/ Blackstone Investors beneficially own: (i) 80% or more of the Apollo/ Blackstone Shares, they shall be entitled to designate five Shareholder Designees; (ii) 60% or more but less than 80% of the Apollo/ Blackstone Shares, they shall be entitled to designate four Shareholder Designees; (iii) 40% or more but less than 60% of the Apollo/ Blackstone Shares, they shall be entitled to designate three Shareholder Designees; (iv) 20% or more but less than 40% of the Apollo/ Blackstone Shares, they shall be entitled to designate two Shareholder Designees; and (v) 10% or more but less than 20% of the Apollo/ Blackstone Shares, they shall be entitled to designate one Shareholder Designee; provided, that if, at any time as a result of our issuance of voting securities, the Apollo/ Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/ Blackstone Investors shall only be entitled to designate at most three Shareholder Designees. The terms of the Preferred Stock provide that the holders of the Preferred Stock, voting separately as a class, have the right to elect the number of directors to which the Apollo/ Blackstone Investors are entitled to designate for nomination under the Shareholders Agreement. Messrs. Black, Gross, Hill, Lipson, and Ressler are the Shareholder Designees designated by the Apollo/ Blackstone Investors.

      In the Shareholders Agreement, we agreed to: (i) limit the number of our executive officers that serve on the Board of Directors to two; and (ii) nominate persons to the remaining positions on the Board of Directors who are recommended by the Governance Committee and are not our employees, officers or outside counsel or partners, employees, directors, officers, affiliates or associates of any Apollo/ Blackstone Investors (the “Unaffiliated Directors”). Unaffiliated Directors must be nominated by a majority vote of the Governance Committee. The Governance Committee must consist of not more than four Directors, at least two of whom must be Shareholder Designees, or such lesser number of Shareholder Designees as then serves on the Board of Directors. If the Apollo/ Blackstone Investors beneficially own less than 50% of the Apollo/ Blackstone Shares, the Governance Committee must include only one member who is a Shareholder Designee.

      In the Shareholders Agreement, the Apollo/ Blackstone Investors agreed that, until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/ Blackstone Investors own, collectively, voting securities of the Company which represent less than 10% of the total voting power of all of our voting securities on a fully diluted basis, the Apollo/ Blackstone Investors will vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board of Directors in accordance with the provisions of the Shareholders Agreement.

THE BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

      The Company’s operations are managed under the broad supervision of the Board, which has responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. The Board currently has four standing committees, which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (a) the Executive Committee, b) the Audit Committee, c) the Management Development/ Compensation Committee, and (d) the Governance Committee.

      During 2002, the Board held five regularly scheduled and six specially scheduled meetings and thirty-three committee meetings. The average attendance by the Directors at scheduled Board and committee meetings during 2002 was approximately 85%. All Directors served a full year in 2002, except for Roger A. Ramsey, who resigned from the Board on December 2, 2002, James W. Crownover, who became a member of the Board on December 2, 2002, and Lawrence V. Jackson, who became a member of the Board on January 1, 2003. Of our 12 Board members, only two, Leon D. Black and Warren B. Rudman, failed to attend at least 75% of the scheduled Board meetings or meetings of committees of which they were members.

      The following table identifies the current membership of the Board committees and states the number of meetings held during 2002.

Management
				Development/	Governance
Director	Executive	Audit		Compensation	Committee

Thomas H. Van Weelden	✓
Robert Agate		✓	*		✓
Leon D. Black
James W. Crownover		✓			✓ *
Michael Gross					✓
Dennis Hendrix	✓	✓			✓
J. Tomilson Hill					✓
Lawrence V. Jackson				✓
Nolan Lehmann		✓		✓ *
Howard A. Lipson	✓			✓
Antony P. Ressler	✓			✓
Warren B. Rudman				✓

Number of meetings in 2002	9	7		9 **	4

*	Indicates Chairperson.

**	In addition, acted by unanimous written consent on one other occasion.

The Executive Committee

      The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board of Directors is not practicable or necessary, or otherwise as specifically delegated by the full Board of Directors.

The Audit Committee

      The Audit Committee operates under a formal charter that governs its duties and conduct. The charter was approved by the Governance Committee and the full Board and appears as an Addendum to this proxy statement. Duties under this charter include the following, among others:

•	assists the Board in its oversight of the integrity of the Company’s compliance with legal and regulatory requirements,

•	retains, evaluates the performance, evaluates the qualifications, and monitors the independence of the independent accountants,

•	approves all services provided by the independent accountants and reviews all non-audit services to ensure they are permitted under the current law, and

•	monitors the performance of the Company’s internal audit function.

      In addition, the Audit Committee has established policies and procedures for the pre-approval of services provided by the independent accountants and for the confidential and anonymous reporting of matters involving accounting, internal controls and auditing matters. PricewaterhouseCoopers LLP, the Company’s independent accountants, reports directly to the Audit Committee. The Company’s director of internal audit reports directly to the Audit Committee throughout the year. All members of the Audit Committee are independent under the applicable New York Stock Exchange (“NYSE”) listing standards.

Management Development/ Compensation Committee

      The Management Development/ Compensation Committee operates under a formal charter, that was approved by the Governance Committee and the full Board, that governs its duties and standards of conduct. Duties under this charter include the following, among others:

•	discharging the Board’s responsibilities relating to the compensation of the Company’s directors, Chief Executive Officer and other executives, and

•	reviewing and reporting on the continuity of effective leadership for the Company.

      No member of the Management Development/ Compensation Committee has ever served as an executive officer of the Company. All members of the Management Development/ Compensation Committee meet the applicable tests for independence.

Governance Committee

      The Governance Committee operates under a formal charter, that was approved by the full Board, that governs its duties and standards of conduct. All members of the Governance Committee meet the applicable tests for independence. Duties under this charter include the following, among others:

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company, including review and approval of committee charters,

•	reviewing and providing oversight of the effectiveness of the Company’s governance practices, and

•	identifying director candidates and recommending the director nominees to the Board.

Corporate Governance

      The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

      In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, sets forth a number of new corporate governance standards and disclosure requirements. In addition, the NYSE has recently proposed changes to its corporate governance and listing requirements. Many of the requirements of the Sarbanes-Oxley Act and the proposed NYSE rules are subject to final Securities and Exchange Commission (“SEC”) action and, therefore, had not yet become effective (or, in some cases, their transitional provisions had not yet expired) as of the date of this proxy statement. Where practicable, the

Board of Directors has initiated the following actions consistent with certain of the proposed rules, even though compliance is not yet required:

Independent Directors

•	Eleven of the twelve members of the Company’s Board of Directors as of January 1, 2003 are independent under applicable laws.

•	The independent Directors regularly meet in executive sessions, separate from management.

•	All members of the Audit, Management Development/ Compensation and Governance Committees are independent under the applicable laws.

Lead Director

•	The Board of Directors established the position of Lead Director as of December 12, 2002.

•	The Lead Director chairs all executive sessions of the Board of Directors, separate from management, and acts as a liaison between the non-management and management members of the Board of Directors with respect to matters addressed in the executive sessions.

•	The Lead Director acts as a resource to the Company’s Chairman, Chief Executive Officer and President.

Audit Committee Financial Experts

•	The Board of Directors has determined that Robert Agate, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under the SEC’s definition and as that term is used in Section 3(a)(58) of the Exchange Act of 1934.

•	Additionally, the Board of Directors has also determined that other members of the Audit Committee also satisfy the criteria adopted by the SEC for an audit committee financial expert.

•	All Audit Committee members possess the required level of financial literacy and at least one member meets the current standard of requisite financial management expertise as required by the NYSE.

Corporate Governance Guidelines

•	The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.

Code of Ethics

•	The Company has adopted a Code of Ethics for Executive and Senior Financial Officers, violations of which are required to be reported to the Audit Committee.

•	The Company also has a Code of Business Conduct for its employees. The Company is in the process of creating an updated Code of Ethics and Business Conduct to conform with proposed NYSE listing requirements, for dissemination to all employees.

Personal Loans to Executive Officers and Directors

•	The Company complies with and will operate in a manner consistent with recently-enacted legislation prohibiting extensions of credit in the form of a personal loan to or for its Directors and executive officers.

      The current Committee Charters, Corporate Governance Guidelines and Code of Ethics for the Executive and Senior Financial Officers can be requested, free of charge, by writing to: Attention: Investor Relations, Allied Waste Industries, Inc., 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

We expect this information to be available on our website at www.alliedwaste.com no later than the second half of 2003.

      Stockholders may communicate directly with the Company’s independent directors as a group by writing to: Attention: the Chair of the Governance Committee, c/o Office of the Assistant Secretary and Deputy General Counsel, Allied Waste Industries, Inc., 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

      The Governance Committee will consider nominees recommended by stockholders. Stockholders wishing to recommend director candidates for consideration by the Governance Committee may do so by giving the recommended candidate’s name, biographical data and qualifications in writing to: Attention: Office of the Secretary, Allied Waste Industries, Inc., 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

DIRECTORS’ COMPENSATION

      The Company currently pays each non-employee Director a cash fee of $40,000 annually. In 2002, the Company paid each non-employee Director $1,000 for each regular and special meeting of the Board attended, and $1,000 for each meeting of any Committee of the Board attended, plus travel expenses, as appropriate. In 2003, the Company will pay each non-employee Director $1,000 for each regular and special meeting of the Board of Directors attended; $2,500 for each Committee meeting not held in conjunction with a Board meeting and $1,000 for each Committee meeting held in conjunction with a Board meeting. These new fees commenced with the December 12, 2002 meeting. Board members will continue to be reimbursed for travel expenses, as appropriate. Employee Directors do not receive additional compensation for service on the Board of Directors or its committees.

      Under the 1994 Non-Employee Director Stock Option Plan (“Director Plan”), each Director may elect to have his cash fees converted into shares of Common Stock at the market price of the stock on the last day of the quarter in which the fees are paid. The Director Plan also entitles each non-employee Director to receive an option to purchase 25,000 shares of Common Stock on his initial election to the Board and an option to purchase 10,000 shares on each date he is re-elected by the shareholders. Employee Directors are eligible to participate in the Company’s 1991, 1993 and 1994 Incentive Stock Plans (individually, the “1991 Plan”, the “1993 Plan”, and the “1994 Plan”, and, collectively, the “Incentive Stock Plans”). See “Management Development/ Compensation Committee Report.”

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee operates under a written charter adopted by the Board of Directors which is included as an addendum to this Proxy Statement. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

      In exercising our oversight function, we have reviewed and discussed with management and the independent accountants the quarterly operating results and the annual audited financial statements prior to their issuance. We have reviewed with management (i) its evaluation of the design and operations of internal controls, (ii) the quality of the accounting principles applied, (iii) the reasonableness of significant accounting judgements and estimates and (iv) the clarity of disclosures in the financial statements.

      We have discussed with the Company’s director of internal audit and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the director of internal audit and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and Chief Financial Officer of the Company the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

      We have discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from the independent accountants the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. We understand the need for our independent accountants to maintain objectivity and independence in its audit of our financial statements. We have considered whether the independent accountant’s provision of non-audit services to the Company is compatible with the independent accountant’s independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements for inclusion in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2002, filed with the SEC.

Submitted by the Audit Committee:

Robert Agate — Chairman
James W. Crownover
Dennis Hendrix
Nolan Lehmann

INDEPENDENT ACCOUNTANTS

      In June 2002, the Company replaced its independent accountants, Arthur Andersen LLP (“Andersen”) with PricewaterhouseCoopers LLP (“PwC”) as the Company’s new independent accountants. These actions were approved by the Company’s Board of Directors upon the recommendation of its Audit Committee. Representatives of PwC will attend the Annual Meeting, may make a statement, and will be available to answer appropriate questions.

      Andersen’s reports on the Company’s consolidated financial statements for each of the years ended 2001 and 2000, contained an unqualified opinion. There were no disagreements with Andersen.

      A summary of services provided by Andersen, for the period January 1, 2002 through June 20, 2002 and for the 2001 calendar year are approximately as follows:

	2002	2001

Audit Fees, including quarterly reviews	$554,000	$1,233,000
Financial information system design and implementation fees	$385,000	$175,000
All other fees:
Tax compliance	$585,000	$2,755,000
Acquisition related tax advisory	$278,000	$559,000
Regulatory and employee benefit plan audits and consulting	$771,000	$796,000
Other	$838,000	$999,000

      A summary of the services provided by PwC from June 21, 2002 (the date they were engaged) through December 31, 2002 and for the 2001 calendar year are approximately as follows:

	2002	2001

Audit Fees, including quarterly reviews	$869,300	$—
Financial information system design and implementation fees	$—	$—
All other fees:
Regulatory and employee benefit plan audits	$377,000	$—

      We have considered whether the independent accountant’s provision of non-audit services to the Company is compatible with the independent accountant’s independence. To minimize relationships that could appear to impair the objectivity of our independent accountants, we have restricted the non-audit services that they may provide to us to audit related services, and determined that we would obtain non-audit services from them only when the services offered by that firm (a) are more effective or economical than services available from other service providers, (b) will not compromise their independence, and (c), to the extent possible, only after competitive bidding.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of the Company’s Common Stock and Preferred Stock at March 28, 2003 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock or the outstanding shares of Preferred Stock, (ii) each of the current Directors, Nominees and executive officers named in the Summary Compensation Table, and (iii) all current Directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

			Common Stock Beneficially Owned

	Preferred		Preferred	Common			Combined
Name of Person or Identity of Group(1)	Stock	Percentage	Stock(2)	Stock(3)	Total		Percentage

Apollo Investment Fund III, L.P.
Apollo Overseas Partners III, L.P.
Apollo (U.K.) Partners III, L.P.
Apollo Investment Fund IV, L.P.
Apollo Overseas Partners IV, L.P.
Apollo/ AW LLC c/o Apollo Advisors, II, L.P.	440,000	44.0%	30,485,309	17,119,579	47,604,888	(4)	17.9%
Two Manhattanville Road
Purchase, New York 10577
Blackstone Capital Partners II and III Merchant Banking Fund L.P.
Blackstone Offshore Capital Partners II and III L.P.
Blackstone Family Investment Partnership II and III L.P.
c/o Blackstone Management Associates II L.L.C.	350,000	35.0%	24,249,678	9,231,868	33,481,546	(5)	12.6%
345 Park Avenue, 31st Floor
New York, New York 10154
Capital Research and Management Company	—	—	—	28,040,200	28,040,200	(6)	10.5%
333 South Hope Street
Los Angeles, CA 90071
DLJ Stockholders	110,000	11.0%	7,621,327	—	7,621,327	(7)	2.9%
Greenwich Stockholders	100,000	10.0%	6,928,479	—	6,928,479	(8)	2.6%
Alex. Brown Investment Manager	—	—	—	16,423,700	16,423,700	(9)	6.2%
217 E. Redwood Street, #1400
Baltimore, MD 21202
Franklin Advisers, Inc.	—	—	—	10,074,200	10,074,200	(10)	3.8%
Thomas H. Van Weelden	—	—	—	4,172,629	4,172,629	(11)	1.6%
Robert Agate	—	—	—	61,236	61,236	(12)	*
Leon D. Black	440,000	44.0%	30,485,309	17,174,756	47,660,065	(13)	17.9%
James W. Crownover	—	—	—	37,000	37,000	(14)	*
Michael Gross	440,000	44.0%	30,485,309	17,210,199	47,695,508	(13)	17.9%
Dennis Hendrix	—	—	—	111,539	111,539	(15)	*
J. Tomilson Hill	350,000	35.0%	24,249,678	9,241,868	33,491,546	(16)	12.6%
Lawrence V. Jackson	—	—	—	25,000	25,000	(14)	*
Nolan Lehmann	—	—	—	138,291	138,291	(17)	*
Howard A. Lipson	350,000	35.0%	24,249,678	9,306,868	33,556,546	(16)	12.6%
Antony P. Ressler	440,000	44.0%	30,485,309	17,214,660	47,699,969	(13)	17.9%
Warren B. Rudman	—	—	—	88,915	88,915	(15)	*
Peter S. Hathaway	—	—	—	703,750	703,750	(18)	*
Steven M. Helm	—	—	—	582,000	582,000	(19)	*
Thomas W. Ryan	—	—	—	339,500	339,500	(20)	*
Donald W. Slager	—	—	—	702,650	702,650	(21)	*
All Directors and executive officers as a group (16 persons), (4), (5) and (11)-(21)	790,000	79.0%	54,734,987	33,639,835	88,374,822		32.8%

*	Does not exceed one percent.

(1)	Unless otherwise indicated, the address of each person or group listed above is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

(2)	Represents the number of shares that the Preferred Stock is convertible into voting Common Stock.

(3)	Includes restricted shares and vested stock options.

(4)	Assuming the conversion of all shares of Preferred Stock has occurred, this total represents shares held by Apollo Investment Fund III, LP (21,786,782 shares, representing 8.2%), Apollo Overseas Partners III, LP (1,396,567 shares, representing 0.5%), Apollo (UK) Partners III, LP (864,710 shares, representing 0.3%), Apollo Investment Fund IV, LP (19,689,006 shares, representing 7.4%), Apollo Overseas Partners IV, LP (1,096,432 shares, representing 0.4%), and Apollo/ AW LLC (2,771,392 shares, representing 1.0%), (collectively, the “Apollo Investors”). Apollo Advisors II, LP, Apollo Advisors IV, LP and/or Apollo Management, LP (and together with affiliated investment managers, “Apollo Advisors”) serves as general partner and/or manager for each of the Apollo Investors, each of which is affiliated with one another. Messrs. Black, Gross, and Ressler are principals of Apollo Advisors and each disclaims beneficial ownership of the indicated shares.

(5)	Assuming the conversion of all shares of Preferred Stock has occurred, this total represents shares held by Blackstone Management Associates II L.L.C. (“Blackstone Associates”) serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P (6,611,545 shares, representing 2.5%), Blackstone Offshore Capital Partners II L.P. (1,962,386 shares, representing 0.7%), Blackstone Family Investment Partnership II L.P. (657,937 shares, representing 0.2%) Blackstone Capital Partners III Merchant Banking Fund L.P. (19,229,342 shares, representing 7.2%), Blackstone Offshore Capital Partners III L.P. (3,565,355 shares, representing 1.3%) and Blackstone Family Investment Partnership III L.P. (1,454,981 shares, representing 0.5%) (collectively, the “Blackstone Investors”). Messrs. Lipson and Hill are Managing Directors of Blackstone Associates and each disclaims beneficial ownership of the shares owned by the Blackstone Investors.

(6)	Based on the Schedule 13G filed with the Securities and Exchange Commission by the Capital Research and Management Company.

(7)	The DLJ Stockholders are DLJMB Funding II, Inc., a Delaware corporation, DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A.L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A.L.P., a Delaware limited partnership, DLJ First ESC L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership (“Offshore II”), DLJ EAB Partnership, L.P., a Delaware limited partnership and DLJ ESC II L.P., a Delaware limited partnership and various individuals. Each of the DLJ Stockholders other than Offshore II has a business address c/o DLJ Merchant Banking II, Inc., 27 Park Avenue, New York, New York 10172. Offshore II has a business address c/o John B. Gorsirawig, 14 Willemsted, Curacao, Netherlands Antilles. Each of the DLJ Stockholders is affiliated with Donaldson, Lufkin & Jenrette, Inc. a Delaware corporation. The foregoing is based on a Schedule 13D filed on behalf of the DLJ Stockholders with the Securities and Exchange Commission.

(8)	The Greenwich Stockholders are Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, Greenwich Fund, L.P., a Delaware limited partnership, Greenwich Street Employees Fund, L.P., a Delaware limited partnership, TRV Executive Fund, L.P., a Delaware limited partnership. Each of the Greenwich Stockholders has a business address c/o Greenwich Street Investment II, L.L.C., 500 Campus Drive, Florham Park, New Jersey 07932, which is the general partner of each of the Greenwich Stockholders. Alfred C. Eckert III, Richard M. Hayden, Keith W. Abel, Sanjay H. Patel, Robert A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman, and Christine K. Vanden Beukel are the managing members of Greenwich Street Investment II, L.L.C. The foregoing is based on a Schedule 13D filed on behalf of the Greenwich Stockholders with the Securities and Exchange Commission.

(9)	Based on the Schedule 13G filed with the Securities and Exchange Commission by Alex. Brown Investment Management

(10)	Based on the Schedule 13G filed with the Securities and Exchange Commission by Franklin Advisers, Inc.

(11)	Includes 1,901,419 shares of Common Stock that may be acquired on the exercise of options and 1,600,000 unvested shares of restricted stock.

(12)	Includes 45,000 shares of Common Stock that may be acquired on the exercise of options.

(13)	Assuming the conversion of all shares of Preferred Stock has occurred, this total includes (i) 47,604,888 shares beneficially owned by the Apollo Investors, and (ii) 75,000, 75,000 and 45,000 shares that may be acquired on the exercise of options by each of Messrs. Gross, Ressler and Black, respectively. Each of Messrs, Gross, Ressler and Black disclaim beneficial ownership of shares owned by Apollo.

(14)	Includes 25,000 shares of Common Stock that may be acquired on the exercise of options.

(15)	Includes 75,000 shares of Common Stock that may be acquired on the exercise of options.

(16)	Assuming the conversion of all shares of Preferred Stock has occurred, this total includes (i) 33,481,546 shares beneficially owned by the Blackstone Investors, and (ii) 75,000 and 10,000 shares that may be acquired on the exercise of options by Messrs. Lipson and Hill, respectively. Each of Messrs, Lipson and Hill disclaim beneficial ownership of Blackstone.

(17)	Includes 80,000 shares of Common Stock that may be acquired on the exercise of options.

(18)	Includes 362,500 shares of Common Stock that may be acquired on the exercise of options and 340,000 unvested shares of restricted stock.

(19)	Includes 369,500 shares of Common Stock that may be acquired on the exercise of options and 212,000 unvested shares of restricted stock.

(20)	Includes 87,500 shares of Common Stock that may be acquired on the exercise of options and 250,000 unvested shares of restricted stock.

(21)	Includes 361,350 shares of Common Stock that may be acquired on the exercise of options and 340,000 unvested shares of restricted stock.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports they file.

      Based solely on a review of the forms the Company has received or prepared, the Company believes that during the year ended December 31, 2002, all filing requirements applicable to the directors, officers and greater than 10% stockholders were timely met except for one filing on Form 4 by Antony P. Ressler for one transaction.

MANAGEMENT DEVELOPMENT/ COMPENSATION COMMITTEE REPORT

      Under the supervision of the Management Development/ Compensation Committee (the “Compensation Committee”), the Company has developed and implemented compensation policies, plans and programs designed to enhance the growth and profitability of the Company, and therefore stockholder value, by aligning closely the financial interests of the Company’s senior executives with those of its stockholders. We strive to ensure that executive compensation relates to the financial performance of the Company.

      Our primary compensation responsibility is to incentivize and reward superior executive performance that will create long-term investor value and to encourage executives who deliver that performance to remain with the Company and to continue that level of performance. We approve all of the policies under which compensation is paid or awarded to our Chief Executive Officer and the four other most highly compensated executive officers (the “Named Executive Officers”). We individually review the performance of these top executives. We review every compensation action relating to them, and we regularly oversee and evaluate the effectiveness of our executive compensation program in hiring, motivating and retaining other key employees.

      Each element of our executive compensation program serves a somewhat different purpose. We provide a combination of compensation elements that enables the Company to attract, incentivize, reward and retain executives of superior ability who are dedicated to the long-term interests of our investors. The basic elements of our executive compensation program are: base salary; annual incentives (primarily cash bonuses); long-term incentives (stock options, restricted stock, and longer term incentive bonuses); and other benefits.

      Base salary. Base compensation for senior executives (including the Chief Executive Officer and the other Named Executive Officers) is intended to be competitive with that paid in comparably situated industries and to provide a reasonable degree of financial security and flexibility to those individuals who the Board regards as adequately performing the duties associated with the various senior executive positions. In furtherance of this objective, the Compensation Committee periodically, though not necessarily annually, reviews the salary levels of a sampling of solid waste management companies as well as those in similar industries that are regarded by the Compensation Committee as having sufficiently similar financial and operational characteristics to provide a reasonable basis for comparison. Although the Compensation Committee does not attempt to specifically tie executive base pay to that offered by any particular sampling of companies, the review provides a useful gauge in administering the Company’s base compensation policy. In general, however, the Compensation Committee considers the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels. To ensure retention of qualified management, the Company has entered into employment agreements with its key management personnel. The employment agreements establish annual base salary amounts that the Compensation Committee may increase, based on the foregoing criteria. There were no increases in the base salaries of the Chief Executive Officer and the other Named Executive Officers during 2002. For 2003, the base salaries of the Chief Executive Officer and the other Named Executive Officers were generally increased by 2%, with a greater increase for the Senior Vice President of Operations to more closely align his salary with his responsibilities.

      Annual Bonuses. Annual cash bonuses under the Company’s Corporate Defined Bonus Plan (the “Bonus Plan”) are determined in accordance with the attainment of performance goals established by the Compensation Committee. The performance goals set by the Compensation Committee for annual bonuses may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. Based on the Company’s financial performance in 2002, the Compensation Committee evaluated and awarded bonuses in 2003, after the close of the 2002 fiscal year, to executives under the Bonus Plan at a level of 25% of target. For 2003, the Bonus Plan will utilize “threshold,” “target,” and “stretch” goals based on EBITDA growth and individual performance, consistent with the Company’s performance goals, the material terms of which were previously approved by the Company’s stockholders. The individual performance element of the 2003 goals is focused on the Company’s financial structure and management succession development.

      Long-Term Incentive Plan. The Long-Term Incentive Plan (“LTIP”) was approved by the Compensation Committee in December 2002. The LTIP is a long-term incentive plan, implemented under the terms of the 1991 Plan, based on the attainment of predetermined multi-year performance objectives. The LTIP is designed to (a) provide key employees with a long-term incentive component of compensation that relies on financial performance but not necessarily on the market share price of the Company’s common stock; (b) reward key employees with an opportunity to share in the Company’s success; (c) strengthen the link between pay and performance; and (d) balance the focus between short-term and long-term corporate objectives. Generally, each performance period is three years, with potential grants made annually. Prior to the beginning of the period, performance objectives and target awards are identified, and at the end of each performance period, actual awards are determined based on achievement of the objectives. The LTIP is similar to the Bonus Plan, but generally involves a three-year performance period instead of one year, and applies to a smaller group of participants.

      To accelerate the implementation of the LTIP, an initial two-year period from January 1, 2003 to December 31, 2004 has been implemented, and the first possible award payout is early 2005. Because this initial period is two years instead of three, the target awards are approximately two-thirds of the normal targets. The first full performance period is January 1, 2003 through December 31, 2005.

      As in the case of the Bonus Plan, the performance goals set by the Compensation Committee for the LTIP may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods.

      In December 2002, the Compensation Committee granted LTIP awards to select executives for the initial 2003-2004 performance period and for the 2003-2005 performance period, to provide a continued emphasis on specified financial performance goals that the Compensation Committee considers to be important contributors to long-term stockholder value. The awards will only be payable if the Company achieves, on an overall basis for the two and three-year performance periods, respectively, specified goals for EBITDA growth and debt reduction.

      Incentive Stock Plans. The Incentive Stock Plans are intended to provide key employees, including the Chief Executive Officer and other key management personnel of the Company, with a continuing proprietary interest in the Company, with a view to increasing the interest in the Company’s welfare of those personnel who share the primary responsibility for the management and growth of the Company. Moreover, the Incentive Stock Plans provide a significant non-cash form of compensation, which is intended to benefit the Company by enabling it to continue to attract and to retain qualified personnel. The Compensation Committee is authorized to make awards or grants under the Incentive Stock Plans to eligible employees, including officers (whether or not they are also Directors) of the Company. In determining awards or grants under the Incentive Stock Plans, the Compensation Committee considers metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. In 2002, the Compensation Committee approved non-qualified option grants under the 1991 Plan, for an aggregate of 4,535,250 shares, or approximately 2% of the shares authorized to be awarded under the 1991 Plan.

      PARSAP. Under the terms of the 1991 Plan, the Committee may award restricted stock to certain individuals. Restricted stock is common shares of the Company that cannot be sold or transferred and that remain subject to being forfeited until the individual becomes “vested.” Generally, if the individual terminates employment prior to vesting, the unvested shares are forfeited. The Committee has previously awarded restricted stock to certain individuals pursuant to Performance-Accelerated Restricted Stock Agreements (“PARSAP”). The terms of the individual PARSAPs were amended, effective January 1, 2002, to provide that an individual becomes partially vested after 6 years (20% at year 6 and 20% each year thereafter until fully vested at year 10), but may become partially or fully vested sooner if certain performance goals are met or if certain events occur.

      The PARSAP performance goals, which are based on the achievement of a minimum-to-maximum targeted implied equity value per share being met, were also adjusted effective January 1, 2002. Minimum and maximum targets are set for three, four, and five years after the date the restricted stock is awarded. If the target is met in the third or fourth year, a percentage of the number of shares of restricted stock awarded will be vested as follows: 30% if the minimum target is reached, 50% if the maximum target is reached, and a percentage between 30 and 50 if the minimum target is exceeded but the maximum target is not reached. If the target is achieved in the fifth year, a percentage of the number of shares of restricted stock awarded will be vested as follows: 50% if the minimum target is reached, 100% if the maximum target is reached, and a percentage between 50 and 100 if the minimum target is exceeded but the maximum target is not reached.

      Vesting also may be accelerated if certain events occur. If an individual’s employment is terminated due to disability or death, any unvested shares of restricted stock become fully vested at that time. If the individual’s employment is terminated after December 31, 2004, either by the Company without cause or due to retirement, a portion of unvested shares can become fully vested. The portion is determined with reference to the number of months worked since the date of grant and the total number of months in the original 10 year vesting period. Vesting also may be accelerated in the case of a change in control. Vesting will be accelerated if either the change in control occurs within the first three years following the date of the grant and the fair market value of the stock is $18.00 per share as of the date of the change in control, or if the fair market value of the stock is at least $50.00 as of the date of the change in control. The individual also may receive an additional payment to cover any excise taxes resulting from the acceleration of vesting.

      Relocation Services. On December 2, 2002, the Company entered into a Relocation Services Agreement with a nation-wide relocation company for the benefit of certain employees who are, or have been, required to relocate since June 30, 2001. Under the Relocation Services Agreement, the relocation company will purchase a transferring employee’s former residence at an appraised value. The relocation company will receive a fee from the Company equal to a percentage of the purchase price. That fee is an advance to compensate the relocation company for carrying charges with respect to the purchased real estate until such time as the property is sold by the relocation company to a third-party buyer. If the fee exceeds the total carrying charges, including sales commissions, the Company will receive the difference from the relocation company. Alternatively, if the fee is less than the actual carrying charges, including sales commissions, the Company will pay the relocation company the difference. Further, if the relocation company receives from a third-party buyer less than the relocation company’s purchase price for the property, the Company is required to reimburse the relocation company for the amount of the difference. On the other hand, if the relocation company receives more than the relocation company’s purchase price for the property, the Company will receive the amount of any excess over the relocation company’s purchase price. The Relocation Services Agreement also provides for the relocation company to receive fees related to the transportation of household goods related to the relocation.

      Overall Factors We Considered in Making Specific Compensation Decisions. As in prior years, all of our judgments regarding executive compensation in 2002 were ultimately based upon our assessment of each executive officer’s leadership performance and potential to enhance long-term stockholder value. We rely upon judgment, not upon rigid guidelines or formulas, or short-term changes in our stock price, in determining the amount and mix of compensation elements for each executive officer.

      Key factors affecting our judgments included the nature and scope of the executive officers’ responsibilities, their effectiveness in leading the Company’s initiatives to increase customer value, productivity and growth, and their success in creating a culture of unyielding integrity and compliance with applicable law and the Company’s ethics policies. We also considered the compensation levels and performances of a comparative group of major companies that are most likely to compete with the Company for the services of executive officers, and took steps to structure the executive officer’s compensation to ensure the Company’s leadership continuity.

      Based upon all the factors we considered relevant, and in light of the Company’s strong financial and operating performance in an extraordinarily challenging global economic environment, we believe it was in the shareholders’ best long-term interest to set the overall level of the Company’s salary, bonus and other incentive compensation awards to the executive officers above the average of companies in the comparison group. We continue to believe that the quality and dedication of the Company’s executive officers is a critical factor affecting the long-term value of our company. Therefore, we continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.

      Our decisions concerning the specific 2002 compensation elements for individual executive officers, including the chief executive officer, were made within this framework. We also considered each executive officer’s level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases our specific decisions involving 2002 executive officer compensation were ultimately based upon our judgment about the individual executive officer’s leadership performance and potential future contributions — and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.

      Basis for Chief Executive Officer Compensation. For 2002, we approved the payment by the Company to Thomas H. Van Weelden of $1,202,255 in base salary, which is the annual salary rate that has been in effect for him since January 2001.

      We considered this level of salary appropriate for the following reasons: Mr. Van Weelden’s experience as an entrepreneur and leader who has been instrumental in the Company’s growth and development; his role in leading the Company in an extremely challenging economic environment; his commitment for the Company to be a leader in integrity, transparency and corporate governance at a time of change in business regulation and investor expectations; and his commitment to shaping an agenda to enhance long-term investor value, to achieve accelerating profitable growth, to create value by strengthening the Company’s capital structure, to take steps to maintain and increase management’s effectiveness by assembling key components of the executive management team, and to strengthen customer relationships.

      We are also taking steps to link Mr. Van Weelden’s pay even more closely to the Company’s performance and to align his interest even more directly with the longer-term interests of stockholders. Last year, we approved the grant to Mr. Van Weelden an LTIP potential incentive payment of $533,333, to be earned during the initial two-year performance period, and $800,000, to be earned during the initial three-year performance period. We also granted Mr. Van Weelden 225,000 non-qualified stock options, which vest in equal installments over three years. We believe that stock options, when used judiciously, can continue to be an extremely effective incentive for superior performance leading to long-term stockholder value.

      Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, the Company also intends to attempt to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Company. The Committee intends to review periodically the potential impact of Section 162(m) in structuring and administering the Company’s compensation programs.

Submitted by the Management Development/ Compensation Committee:

Nolan Lehmann (Chairman)
Lawrence V. Jackson
Howard A. Lipson
Antony P. Ressler
Warren B. Rudman

EXECUTIVE OFFICERS

      The executive officers of the Company serve at the pleasure of the Board and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of stockholders. All of the Company’s executive officers are listed in the following table, and certain information concerning those officers who are not also members of the Board follows the table:

Name	Age	Position Held

Thomas H. Van Weelden	48	Chairman of the Board of Directors, Chief Executive Officer and President
Thomas W. Ryan	56	Executive Vice President and Chief Financial Officer
Donald W. Slager	41	Senior Vice President, Operations
Peter S. Hathaway	47	Senior Vice President, Finance
Steven M. Helm	55	Vice President, Legal, General Counsel and Corporate Secretary

      For biographical information about Mr. Van Weelden see “Election of Directors.”

      Thomas W. Ryan has served as Executive Vice President and Chief Financial Officer since August 2000. Prior to joining the Company, Mr. Ryan served as Executive Vice President and CFO of Federal-Mogul Corporation, a manufacturer and distributor of vehicular and industrial components. Prior to Federal-Mogul, which he joined in 1997, he was Vice-President and CFO of Tenneco Automotive. From 1985 through 1995, Mr. Ryan was Vice President, Treasurer and Controller of A.O. Smith Corporation, and from 1973 through 1985, held various senior financial positions at American Motors (Jeep) Corporation.

      Donald W. Slager has served as Senior Vice President, Operations of the Company since December 2001. Prior to this, Mr. Slager served as Vice President — Operations from February 1998 to December 2001, Assistant Vice President — Operations from June 1997 to February 1998 and Regional Vice President of the West Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions since 1985.

      Peter S. Hathaway has served as Senior Vice President, Finance since August 2000, Chief Accounting Officer from February 1995 to January 2001, and served as a Vice President from May 1996 to August 2000. From May 1996 through April 1997, Mr. Hathaway also served as Treasurer. From September 1991 through February 1995, he was employed by BFI as Controller and Finance Director for certain Italian operations and held responsibilities for the acquisition, reorganization and integration, controller, and financing functions of a $100 million joint venture. From 1979 through September 1991, Mr. Hathaway served in the audit division of Arthur Andersen LLP in Colorado, Italy and Connecticut, most recently in the position of Senior Manager.

      Steven M. Helm has served as Corporate Counsel since August 1995 and Vice President, Legal, General Counsel and Corporate Secretary of the Company since May 1996. Prior to joining the Company, Mr. Helm was a partner with the law firm of Dukes, Martin, Helm and Ryan Ltd. in Illinois from 1978 to July 1995.

EXECUTIVE COMPENSATION

      Summary of Compensation. The following table provides certain summary information concerning compensation paid or accrued during the fiscal years ended December 31, 2002, 2001 and 2000 to the Company’s Chief Executive Officer, to each of the four other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2002 (the “Named Executive Officers”):

					Long-Term
					Compensation Awards

		Annual Compensation				Securities
					Restricted	Underlying
				Other Annual	Stock	Options/	All Other
Name and Position	Year	Salary	Bonus	Compensation(1)	Award(2)	SARs(#)	Compensation(3)

Thomas H. Van Weelden	2002	$1,202,255	$—	$375,727	$—	225,000	$136,270
Chairman of the Board of	2001	1,202,255	—	42,622	—	—	152,572
Directors, Chief Executive	2000	1,191,463	1,832,500	27,439	9,400,000	—	152,572
Officer and President
Thomas W. Ryan	2002	563,750	—	44,647	—	75,000	—
Executive Vice President and	2001	563,750	—	100,137	—	—	—
Chief Financial Officer	2000	220,000	483,750	48,925	2,406,250	—	—
Donald W. Slager	2002	461,250	—	31,906	—	75,000	26,091
Senior Vice President,	2001	461,250	—	20,972	—	—	26,535
Operations	2000	450,000	459,000	19,644	1,997,500	—	23,849
Peter S. Hathaway	2002	425,250	—	21,159	—	60,000	—
Senior Vice President,	2001	425,250	—	15,384	—	—	—
Finance	2000	368,123	259,000	13,391	2,316,250	—	—
Steven M. Helm	2002	399,750	—	27,905	—	40,000	13,603
Vice President, Legal,	2001	399,750	—	14,164	—	—	—
General Counsel and	2000	390,000	290,000	9,320	1,245,500	—	—
Corporate Secretary

(1)	The 2002 amount for Mr. Van Weelden includes $105,476 and $114,241 for costs incurred in connection with the personal use of the Company’s aircraft during 2002 and 2001, respectively. In addition, Mr. Van Weelden’s 2002 amount includes $129,342 for the value realized from the exercise of stock options issued by the Company. Includes reimbursement for certain relocation expenses paid by the Company in the amount of $89,622 for Mr. Ryan during 2001. Includes other perquisites and personal benefits such as automobile allowance, club dues and financial planning services.

(2)	Consists of restricted stock issued during April 2000 at a price of $5.875 for Messrs. Van Weelden, Slager, Hathaway, and Helm and during 2000 at a price of $9.625 for Messrs. Ryan and Hathaway. The value of the restricted stock at December 31, 2002, based on a closing price of $10.00 per share of the common stock, was $16 million, $2.5 million, $3.4 million, $3.4 million and $2.12 million for Messrs. Van Weelden, Ryan, Slager, Hathaway, and Helm, who hold 1,600,000 shares, 250,000 shares, 340,000 shares, 340,000 shares and 212,000 shares, respectively. The restricted stock agreements for each of these individuals were amended and restated effective January 1, 2002. Prior to the amendment and restatement individuals fully vested after ten years. Under the terms of the revised agreement an individual becomes partially vested after six years (20% at year six and 20% each year thereafter until fully vested at year ten). None of the shares were vested as of December 31, 2002.

(3)	Consists of interest forgiven annually by the Company related to loans made in 1996 to Mr. Van Weelden of $136,270 in 2002, and $152,572 in 2001 and 2000. Consists of principal amounts forgiven for Mr. Slager of $26,901, $26,535 and $23,849 for 2002, 2001 and 2000, respectively, related to a loan made in 1996. The year 2002 includes interest forgiven annually by the Company of $13,603 for Mr. Helm related to a loan made in August 2000. See “Certain Relationships and Related Transactions”.

      Option Grants in Last Fiscal Year. The following table provides certain information with respect to options granted to the Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 2002 under the Company’s 1991, 1993 and 1994 Incentive Stock Plans:

					Potential
					Realizable Value
					at Assumed
		Percent of			Annual Rates of
	Number of	Total			Stock Price
	Securities	Options/SARs			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(2)
	Options/SARs	Employees in	Base Price	Expiration
Name and Position	Granted(#)(1)	Fiscal Year	(Per Share)	Date	5%	10%

Thomas H. Van Weelden	225,000	5%	$10.32	12/11/12	$1,460,293	$3,700,670
Chairman of the Board of Directors, Chief Executive Officer and President
Thomas W. Ryan	75,000	2%	10.32	12/11/12	486,764	1,233,557
Executive Vice President and Chief Financial Officer
Donald W. Slager	75,000	2%	10.32	12/11/12	486,764	1,233,557
Senior Vice President, Operations
Peter S. Hathaway	60,000	1%	10.32	12/11/12	389,412	986,845
Senior Vice President, Finance
Steven M. Helm	40,000	1%	10.32	12/11/12	259,608	657,897
Vice President, Legal, General Counsel and Corporate Secretary

(1)	Each option granted under the Incentive Stock Plans becomes immediately exercisable on the occurrence of a Change in Control (as defined in the Incentive Stock Plans).

(2)	Because the exercise price of all options equals or exceeds the market price per share of Common Stock on the date of grant, the potential realizable value of the options assuming 0% stock price appreciation is zero.

      Aggregated Option Exercises in Last Fiscal Year and Fiscal Year Ended Option Values. The following table provides certain information with respect to options exercised during the fiscal year ended December 31, 2002 by the Chief Executive Officer and each of the other Named Executive Officers:

			Number of			Value of Unexercised
			Securities Underlying			In-the-Money
			Unexercised Options/SARs			Options/SARs at
	Shares		at Fiscal Year-End(#)			Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

Thomas H. Van Weelden	23,581	$129,342	1,901,419	(2)	400,000	$2,294,857	$—
Thomas W. Ryan	—	—	87,500		162,500	32,813	32,813
Donald W. Slager	—	—	361,350		134,750	177,447	—
Peter S. Hathaway	—	—	362,500		122,500	236,332	—
Steven M. Helm	—	—	369,500		85,500	104,104	—

(1)	Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the closing sales price of the Common Stock on December 31, 2002 ($10.00 per share) and the exercise price, which ranges between $4.27 and $21.19 per share. Options are in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

(2)	Includes 1,419 options that expire on May 20, 2003.

      Employment Agreements. The Company has entered into an employment agreement with its Chief Executive Officer and the other Named Executive Officers. Mr. Van Weelden’s employment agreement provides a base salary of $1,230,000 and a primary term from January 1, 2000 to January 1, 2003, and is automatically extended after each year of employment such that at any given time the remaining term of the agreement is three years. The employment agreements of Messrs. Ryan, Slager, Hathaway and Helm currently provide for base salaries ranging from $399,750 to $563,750 and a primary term which expired in 2002 (2003 in the case of Mr. Ryan) that is automatically extended after each year of employment such that at any given time the remaining term of the agreement is two years. If an employment agreement is terminated by an employee for Good Reason (as defined in the employment agreement), the Company is obligated to pay an amount equal to the largest annual bonus paid to the employee for any of the last three years preceding the date of termination and to continue making base salary payments through the term of the agreement. If an employment agreement is terminated by an employee for Good Reason or by the Company without Cause and a Change in Control (as defined in the employment agreement) has occurred within the two years preceding or occurs within one year following the date of termination, the Company is obligated to pay an additional amount equal to two times the sum of the employee’s base salary on the date of termination and the bonus paid to the employee for the previous year.

Equity Compensation Plan Information as of Fiscal Year-End

      The Company maintains the 1991 Incentive Stock Plan, the 1993 Incentive Stock Plan, the 1994 Incentive Stock Plan (individually, the “1991 Plan,” the “1993 Plan,” and the “1994 Plan,” and, collectively, the “Incentive Stock Plans”) and the Director Plan.

      The Incentive Stock Plans provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses.

      The following table gives information about equity awards under the 1991 Plan, the 1993 Plan, the 1994 Plan and the Director Plan.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options,	securities reflected in
Plan category	warrants and rights(2)	warrants and rights	column (a))

Equity compensation plans approved by security holders(1)	25,798,058	$9.35	7,584,924
Equity compensation plans not approved by security holders	—	—	—

Total	25,798,058	$9.35	7,584,924

(1)	Issued under the Incentive Stock Plans and the Director Plan. The 1991 Plan limits the maximum number of shares that may be granted to not more than 10.5% of the number of fully diluted shares of common stock on the date of an award. The 1991 plan also limits awards in the form of restricted stock, stock bonuses, performance awards and phantom stock to not more than 25% of the aggregate shares available to be awarded or granted under the plan and limits the maximum number of options granted to any employee under the 1991 Plan to 500,000 per year. An additional maximum number of shares of 500,000 and 2,000,000 common shares may be granted under the 1993 Plan and the 1994 Plan, respectively.

(2)	The Company has 222,132 stock options outstanding under the American Disposal Services, Inc. 1996 Stock Option Plan (“American Disposal Plan”) which were assumed as part of the merger of American Disposal and the Company in October, 1998. These stock options are held by 105 former employees and consultants of American Disposal, and are exercisable for 366,518 shares of Company common stock (after giving effect to the exchange ratio provided in the merger). These options have a weighted average exercise price of $19.77 per share. No further awards will be made under the American Disposal Plan. Statistics regarding the assumed options are not included in the above table.

PERFORMANCE GRAPH

      The following performance graph compares the performance of the Common Stock to the Standard and Poor’s 500 Stock Index and to the Dow Jones Pollution Control Index. The graph covers the period from December 31, 1997 to December 31, 2002. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1997 and that all dividends were reinvested.

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1997	1998	1999	2000	2001	2002

Allied Waste Industries, Inc.	$23.31	$23.63	$8.81	$14.56	$14.06	$10.00
Index	100.00	101.34	37.80	62.46	60.31	42.90
Standard and Poor’s 500 Stock Index	$970.43	$1,229.23	$1,469.25	$1,320.28	$1,148.04	$879.82
Index	100.00	126.67	151.40	136.05	118.30	90.66
Dow Jones Pollution Control Index	$87.90	$90.87	$50.34	$70.66	$79.23	$62.19
Index	100.00	103.38	57.27	80.39	90.14	70.75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company enters into transactions with related parties only with the approval of a majority of the independent and disinterested members of the Board. Such transactions are entered into only on terms the Company believes to be comparable to or better than those that would be available from unaffiliated parties, with the exception of items that are intended to be additional compensation. All of the loans made by the Company, including loans which have been repaid, were approved by the Board of Directors in full compliance with the Company’s loan policies, prior to the adoption of the Sarbanes-Oxley Act.

      On November 22, 2002, Thomas H. Van Weelden repaid in full a $2.3 million loan from the Company by tendering 232,390 of his shares of Common Stock, at the market price, to the Company. The tendered shares represented approximately 5% of Mr. Van Weelden’s ownership in the Company on the date of tender. After the repayment of his loan, Mr. Van Weelden retained beneficial ownership of approximately 4.2 million shares of Common Stock. The loan was made to Mr. Van Weelden in 1996 pursuant to a promissory note that was due in December 2002, bore interest at a rate of 6.625% per year, and was for the purpose of acquiring 246,154 shares of Allied Waste common stock at the then market price. Consistent with its practice in prior years, the Company forgave the interest due from Mr. Van Weelden in 2002 as a component of his compensation.

      On July 16, 2001, the Company entered into a relocation loan in the amount of $3.3 million secured by real estate in Arizona pursuant to a Relocation Agreement and promissory note that was due not later than July 15, 2006 with Thomas W. Ryan, Executive Vice President and Chief Financial Officer. Interest on the loan accrued at the applicable federal rate. Pursuant to the 2002 Relocation Services Agreement (described in the Management Development/ Compensation Committee Report) between the Company and a third party relocation company, the relocation company appraised and purchased, on January 7, 2003, Mr. Ryan’s former residence in Michigan at fair market value as determined by two independent appraisers. The Company paid a fee to the relocation company in the amount of $553,500, subject to adjustment under the terms of the Company’s 2002 Relocation Services Agreement, which includes a real estate commission, carrying charges and other costs. Mr. Ryan used the proceeds of the sale and other funds to pay in full the principal and interest of the loan pursuant to the original Relocation Agreement in the amount of $3,514,641. Upon payment of the loan and accrued interest, the relocation loan was extinguished, and the original promissory note was satisfied.

      Donald W. Slager received a relocation loan from the Company in the amount of $150,000 in connection with his employment agreement dated April 8, 1996. The term of the loan is ten years, with 10% of the original principal balance forgiven by the Company each year and no interest accruing on the outstanding balance during Mr. Slager’s employment by the Company. The forgiveness of the loan is reported annually as a component of Mr. Slager’s compensation.

      Steven M. Helm, Vice President, Legal, General Counsel and Corporate Secretary has a loan with an outstanding balance of $215,000 from the Company pursuant to a promissory note dated August 30, 2000 that is due not later than August 30, 2005. Interest on the loan at the applicable federal rate is reported annually as a component of Mr. Helm’s compensation.

      James G. Van Weelden, a brother of Thomas H. Van Weelden, is employed by the Company as Area Vice President and received $332,946 in employment compensation for the year ended December 31, 2002, which is consistent with the compensation paid to other Area Vice Presidents.

      Thomas H. Van Weelden, a trust in which members of Thomas H. Van Weelden’s immediate family are beneficiaries, and James G. Van Weelden, receive annual royalty payments from the Company in connection with two landfills, one in Newton County, Indiana and the other in Hoopeston, Illinois, that were previously owned by Messrs. Van Weelden and sold in 1989 to Environmental Development Corp. (“EDC”). In July 1992, the Company acquired EDC and assumed the obligation to make the royalty payments to Messrs. Van Weelden and the trust. These royalty payments are determined based on various factors, including the volume of the solid waste deposited in the landfills each year, and are payable for so long as deposits continue to be made at the landfill. During 2002, the Company paid $251,768, $165,671, and $16,644 to Thomas H. Van Weelden, James G. Van Weelden, and Thomas H. Van Weelden’s family trust, respectively.

      Roger A. Ramsey, former Chief Executive Officer and Chairman of the Board, retired from the Board in December 2002. At that time the company extended the term of his outstanding stock options which Mr. Ramsey received as an employee and Director of the Company and they continue to vest and remain exercisable until December 2004. Mr. Ramsey has a loan of $2.2 million from the Company pursuant to a promissory note that bears interest at a rate of 6.625% per year, the due date for which was extended, in December 2002, from December 31, 2002 to December 31, 2004. The Company also maintains a Supplemental Retirement Plan for Mr. Ramsey, which provides for the payment of a monthly benefit (expressed in the form of a joint and 100% survivor life annuity) in the amount of $25,000 per month. Upon the request of Mr. Ramsey, and with the consent of the Company, the benefit may be paid on any other date, and in any other form (including a lump sum) which is the actuarial equivalent of the joint and survivor form. To facilitate the funding of its obligations under the Plan, the Company implemented a Supplemental Retirement Trust (“Trust”), of which a national bank is the current trustee. The Trust is to become irrevocable in the event of a Change of Control (as defined in the Trust) of the Company.

      As noted previously, the Company’s Shareholder Agreement with the Apollo/ Blackstone Investors includes various agreements with the Apollo/ Blackstone Investors relating to their original investment in the Company in 1997 and their investment in connection with the acquisition of BFI in 1999. These agreements, among other things, grant the Apollo/ Blackstone Investors rights to representation on the Board and to register under the Securities Act of 1933 the offer and sale of the securities of the Company they hold, and also govern the voting of these Company securities. For more information about these voting agreements, see “Voting Agreements Regarding the Election of Directors” above.

PROPOSAL FOR APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS FOR

THE COMPANY’S LONG-TERM INCENTIVE PLAN
(Proposal 2)

      The second proposal to be considered and voted upon at the annual meeting is to approve the material terms of the performance goals for the Company’s Long-Term Incentive Plan (LTIP).

      As previously indicated, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally does not allow a public corporation to take a federal income tax deduction for compensation of more than $1 million paid in any year to its chief executive officer or any of the four other most highly compensated executive officers. However, “performance-based” compensation is specifically exempt from the deduction limit, provided certain criteria, including shareholder approval of the material terms of the performance goals set by the Management Development/ Compensation Committee (“Compensation Committee”), are satisfied.

      The Management Development/ Compensation Committee has established, and in this proposal the Board is requesting shareholder approval of, the material terms of the performance goals for the payment of awards to eligible key employees under the Company’s LTIP. It is the Compensation Committee’s intention that awards made under the LTIP which are subject to Section 162(m) be performance-based for purposes of qualifying for the exemption from the Section 162(m) limitation.

      The material terms of the performance goals that must be approved by shareholders under Section 162(m) include the employees eligible to receive the performance-based compensation (here, all officers of the Company and certain other key management employees), a description of the business criteria on which each performance goal is based, and either the formula used to calculate the performance-based compensation, or, alternatively, the maximum amount of such compensation that could be awarded or paid to any eligible employee if the applicable performance goals are met. In accordance with these requirements, the Board is therefore recommending that the shareholders approve the business measurements on which the performance goals are based and the maximum amount payable to any eligible employee upon attainment of the performance goals. If approved by the shareholders, and if the applicable performance goals are met, this proposal would enable the Company to make LTIP awards, the payment of which would be tax-deductible to the Company during a five-year period beginning with the 2003 calendar year.

      This proposal would also limit the amount of any LTIP award paid to any executive officer for any performance period to the lesser of 200% of the executive officer’s annual base salary or $5,000,000. The Compensation Committee has established goals and maximum amounts that it considers to be appropriate in light of foreseeable contingencies and future business conditions, and the Board believes it is in the best interests of the shareholders to allow the Compensation Committee to have this amount of flexibility.

      If approved by the shareholders, this proposal would not limit the Company’s right to award or pay other forms of compensation to the Company’s eligible employees, whether or not the performance goals for LTIP awards in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be deductible, if the Compensation Committee determines that the award or payment of such other forms of compensation is in the best interests of the shareholders.

      The material terms of the performance goals for the LTIP, as well as the material features of the LTIP, are described below.

      Material Terms of the Performance Goals for the LTIP. The material terms of the performance goals to be used by the Compensation Committee for the Company’s LTIP are identical to those approved by the shareholders at the 2001 Annual Meeting to be used by the Compensation Committee for the Company’s Corporate Defined Bonus Plan.

      The performance goals set by the Compensation Committee for LTIP awards will be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total shareholder returns, any of which may be measured either in absolute terms or as compared to another company or companies or as compared to prior periods. If adopted by the shareholders, this proposal would, for the five-year period described above, approve those measurements. The material terms which the shareholders approve constitute the framework within which the Compensation Committee would set the actual performance goals.

      Material Features of the LTIP. The LTIP was approved by the Compensation Committee in December 2002. The LTIP is a long-term incentive plan, implemented under the terms of the 1991 Plan, based on the attainment of predetermined multi-year performance objectives. The LTIP is designed to (a) provide to an executive a long-term incentive component of compensation that relies on financial performance but not necessarily on the market share price of the Company’s common stock; (b) reward key employees with an opportunity to share in the Company’s success; (c) strengthen the link between pay and performance; and (d) balance the focus between short-term and long-term corporate objectives. Generally, each performance period is three years (except for the initial period, which is two years and provides for pro-rated awards, also subject to pro-rated percentage and dollar limitations), with potential grants made annually. Therefore, the award periods will overlap, and, when fully implemented, there is the potential for an award to be earned every year. Prior to the beginning of the period, performance objectives and target awards are identified. At the end of each performance period, actual awards are determined based on achievement of the objectives. The LTIP is similar to the Bonus Plan, but involves a three-year performance period instead of one year, and applies to a smaller group of participants.

      Participation in the LTIP is based upon recommendation by the CEO, subject to the approval of the Compensation Committee. Participation in any one performance period does not guarantee participation in subsequent periods.

      To accelerate the implementation of the LTIP, an initial two-year period, from January 1, 2003 to December 31, 2004 has been implemented, and the first possible award payout is early 2005. Because this initial period is two years instead of three, the target awards are approximately two-thirds of the normal targets. The first full performance period is January 1, 2003 through December 31, 2005. The amounts to be paid to LTIP participants for the first two-year cycle cannot presently be determined.

      Performance objectives are identified for each performance period. At the end of each period, actual awards are determined based on achievement of the objectives. Actual performance goals, which will include threshold, target and maximum performance levels, and which will be weighted, will be recommended by the CEO and submitted to the Compensation Committee for approval. They are intended to reflect the most significant goals for the three-year period that will best support the business strategy and result in increased stockholder value. No award is earned if performance does not meet the threshold performance level. The maximum award that can be earned is reached at the maximum performance level. Performance between threshold and target or between target and maximum is interpolated to calculate an award. At the beginning of each performance period the CEO will recommend target awards for each participant to the Compensation Committee for approval. The performance objectives for any performance period will be established by the Compensation Committee no later than 90 days after the beginning of the performance period. Once the performance objectives have been established, those objectives will not change for that performance period, except that if a transaction or extraordinary event results in a significant impact relative to the objectives, the Compensation Committee may in its discretion adjust any corporate financial goals for the relevant performance period to exclude or reduce the impact of the transaction or event.

      Payment of any earned award will be paid following the end of the performance period. Participants may be given the opportunity to elect to receive some or all of any payment in the form of Company stock, and may also be given the opportunity to defer some or all of any payment. Prior to the payment of any LTIP award, the Compensation Committee will certify in writing that the applicable performance objectives have been satisfied to the extent necessary for the award to qualify as performance-based compensation.

      In the event of a participant’s termination due to death, long-term disability, retirement or reduction-in-force, awards will be prorated based on whole months of active participation with payout at the end of the performance period and based on actual results. In the event of a participant’s short-term disability or unpaid leave during any performance period, the Company reserves the right to prorate awards to reflect those periods. In the event of a participant’s termination during a performance period due to voluntary termination or discharge for cause, all awards are forfeited. In the event of a change-in-control, full payouts at target will become immediately earned for all performance periods then in effect.

      The Compensation Committee is responsible for the governance of the LTIP. The Company’s CEO and senior human resources officer are responsible for the administration of the plan.

      In December 2002, the Compensation Committee granted LTIP awards to select executives for the initial 2003-2004 performance period and for the 2003-2005 performance period, to provide a continued emphasis on specified financial performance goals that the Compensation Committee considers to be important contributors to long-term stockholder value. The awards will only be payable if the Company achieves, on an overall basis for the two and three-year performance periods, respectively, specified goals for EBITDA growth and debt reduction.

      The Board may amend, suspend, or terminate the LTIP, including amending LTIP in a way that might increase the Company’s costs, provided that shareholder approval must be obtained for an amendment that would increase the maximum amount which may be paid to any executive officer.

      It should be noted that while the Compensation Committee’s intent is to prevent Section 162(m) from limiting the deductibility of LTIP award payments, because of possible unforeseen future events it is impossible to be certain that all LTIP award payments or any other compensation paid by the Company to named executive officers will be tax deductible. The foregoing shall not preclude the Compensation Committee from making LTIP awards or other compensation payments under different terms even if they do not qualify for tax deductibility under Section 162(m).

Required Vote

      Approval of the material terms of the performance goals for the Company’s LTIP requires the affirmative vote of a majority of the votes cast on the proposal by the holders of common stock and Senior Convertible Preferred Stock, voting together as a single class.

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE COMPANY’S LTIP.

SHAREHOLDER PROPOSALS

Proposal 3:     Proposal on Option Expensing

      The Sheet Metal Workers’ National Pension Fund, located at Edward F. Carlough Plaza, 601 North Fairfax Street, Suite 500, Alexandria, VA 22314-2075, is the beneficial owner of approximately 3,700 shares of the Company’s common stock and submits the following proposal:

Shareholder Proposal

      Resolved, that the shareholders of Allied Waste Industries (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support

      Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock option as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earning at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Option is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that option are cost-free

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

      Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Management’s Position

      The Board of Directors has carefully considered the proposal submitted by the Sheet Metal Workers’ National Pension Fund. While the Board shares the proponent’s interest in providing an accurate presentation of the Company’s earnings, the Board, for several reasons, does not believe that it is in the best interest of our shareholders to record stock option expense in the Company’s income statement at this time.

      First, the Company is in full compliance with current accounting rules. The rules give companies the choice of accounting for stock options using the intrinsic value method, which generally results in recording no expense for stock option awards, or the fair value method, which generally results in expense recognition. The rules further require companies that use the intrinsic value method to disclose the pro forma impact of using the fair value method in the footnotes to the financial statements.

      Furthermore, the Financial Accounting Standards Board (“FASB”) issued, in December 2002, a Statement of Financial Accounting Standards entitled “Accounting for Stock-Based Compensation, Transition and Disclosure” (“SFAS No. 148”). Among other provisions, SFAS No. 148 requires the footnote disclosure of the pro forma effect of fair value accounting to be displayed more prominently and in tabular format. The Company has complied with SFAS No. 148 since December 31, 2002. As a result, our shareholders already have access to enhanced disclosure that adequately divulges the impact of stock options on financial performance.

      Next, current accounting rules do not mandate a specific method for calculation of fair value, and the rules related to fair value calculation are subject to wide interpretation that could have a material impact on the calculation of compensation expense. As a result, the Board believes that incurring a charge in the income statement based on the fair value method of accounting for stock options could actually distort, rather than clarify, the picture of the Company’s earnings provided by the income statement.

      Additionally, most public companies account for stock options using the intrinsic value method. If the Company were to expense options at this time, it would be difficult for our shareholders to compare the Company’s financial performance with that of most other public companies, including our primary competitors. A policy of expensing stock options might also place the Company at a competitive disadvantage vis-à-vis other public companies. Ultimately, such a policy could make the Company a less attractive investment and harm our shareholders.

      Finally, the FASB has announced that it will consider, in early 2003, whether or not to re-evaluate the issue of expensing of stock options. The issue is also under consideration by Congress and the Securities and Exchange Commission. It is entirely unclear how these bodies will resolve the issue. Given this uncertainty, the Board believes at this time that the best approach is to await the determination of these authorities. It would be inefficient to change the Company’s accounting policies now and again later if any new requirements become effective.

      For all these reasons, the Board believes that at this time the expensing of stock options is not in the best interest of the Company or its shareholders. The Board believes that the Company’s current stock option disclosures provide shareholders the information necessary to judge the impact of stock options on financial results. If in the future the Board believes expensing of options would be in the best interest of the Company and its shareholders, it will adopt such policy.

Required Vote

      The affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock and Senior Convertible Preferred Stock, voting together as a single class is required for the approval of this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO EXPENSE THE COSTS OF ALL FUTURE STOCK OPTIONS ISSUED BY THE COMPANY IN THE COMPANY’S ANNUAL INCOME STATEMENT.

Proposal 4:     Proposal on Options Indexed to Stock Performance

      The United Brotherhood of Carpenters Pension Fund, located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, is the beneficial owner of approximately 1300 shares of the Company’s common stock and submits the following proposal:

Shareholder Proposal

      Resolved, that the shareholders of Allied Waste Industries (“Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support

      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objective and service to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

      Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

      Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

      At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies and supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Management’s Position

      The Board of Directors has carefully considered the proposal submitted by the United Brotherhood of Carpenters Pension Fund. While the Board strongly supports the concept of performance-based compensation arrangements, it believes, for several reasons, that adoption of the proposal is unnecessary and against the interests of the Company and its shareholders.

      First, the Board believes that its current approach to executive compensation decisions already focuses on performance-based compensation. The Compensation Committee, which currently consists of five independent directors, authorizes awards or grants under the Incentive Stock Plans to eligible employees, including executive officers. In determining the amounts of those awards or grants, the Compensation Committee considers a variety of performance goals, including: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction and total shareholder returns, any of which may be measured in absolute terms or as compared with another company or companies or with prior periods. The Board believes the Compensation Committee should retain the flexibility to make compensation awards based on a review of all relevant information without the constraint of the rigid, pre-set mathematical formulae imposed by an indexed options plan.

      Furthermore, the Board views the current Incentive Stock Plans as one element of a compensation program designed to attract and retain talented executives in today’s highly competitive market. The current options structure reflects the most widely used approach among public companies, including the Company’s two major competitors. The Board believes that limiting the Company’s ability to offer a compensation program in line with that of other companies could place the Company at a competitive disadvantage in recruiting executives.

      Next, implementation of the proposed policy could have adverse accounting consequences for the Company. Current accounting rules related to indexed stock options require a company to reflect in its quarterly earnings statements a compensation expense adjustment that varies according to the difference between the market price of the company’s common stock and the exercise price of any outstanding indexed options. The Company’s current options program does not have this “variable” accounting result. The reporting of a variable compensation expense would negatively affect the Company’s reported financial performance as compared to other companies and could increase the volatility of the Company’s common stock.

      Finally, the current stock options plan aligns the interests of executives with those of shareholders. When the Company’s performance improves, both executives and shareholders benefit. Under an indexed options plan, however, executives benefit from a decline in the stock price, as long as the stock price falls less than the market index, while shareholders do not. The Board believes that the current options structure best motivates executives to increase the value of the company, which concurrently benefits not only the executives but the Company’s shareholders as well.

      In summary, the Board believes that the current Incentive Stock Plans provide the most appropriate options programs for the Company at this time and that adoption of the proponent’s proposal is not in the best interests of the Company, its employees, or its shareholders.

Required Vote

      The affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock and Senior Convertible Preferred Stock, voting together as a single class is required for the approval of this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL THAT ALL FUTURE STOCK OPTIONS GRANTS TO SENIOR EXECUTIVES SHALL BE PERFORMANCE-BASED.

Proposal 5: Proposal on Reporting to Shareholders on Effects of Measures to Oppose Privatization

      The AFSCME Employees Pension Plan, located at 1625 L Street, N.W., Washington, D.C. 20036, is the beneficial owner of 11,814 shares of the Company’s common stock and submits the following proposal:

Shareholder Proposal

      RESOLVED that shareholders of Allied Waste Industries, Inc. (“AW” or the “Company”) request that the Board of Directors report to shareholders on the effect on AW’s business strategy of measures to oppose privatization of the provision of waste collection, disposal, transfer and recycling services. For purposes of this proposal, “privatization” means the shift from provision of such service by governmental entities to provision by private companies. Measure to oppose privatization should include initiatives, including “living wage” requirements, whose purpose or effect is to prohibit privatization or make the provision of privatized services more expensive for private service providers.

Supporting Statement

      Our Company provides solid waste services to commercial, industrial and residential customers. As explained in AW’s most recent filing on Form 10-K, residential services are provided pursuant to individual subscriptions with customers and contracts with municipal governments giving AW the exclusive right to service all or a portion of the homes in the municipalities as established rates.

      Revenue from waste collection services comprises about 62.5% of AW’s overall revenue; of that amount, approximately 28% is derived from residential collection; thus, residential waste collection accounts for about 17.5% of AW’s total revenue. Half of that amount comes from municipal contracts.

      In recent years, there has been significant opposition to privatization. States have imposed requirements designed to ensure accurate cost comparison, require a minimum level of cost savings before services can be contracted out, require contractors to provide “prevailing” wages and benefits and assistance to displaced public employees, and limit contract terms. Some states have even prohibited outright the privatization of certain kinds of service: for example, Illinois prohibits the privatization of correctional services.

      Similarly, “living wage” laws, which require employers who accept service contracts, operating grants, or tax abatements from local governments to pay more than the federal minimum wage, have proliferated. According to the community organization ACORN, 91 municipalities and counties have adopted living wage ordinances, and campaigns are underway in 75 additional locations. The Employment Policy Foundation state “[t]he high monetary and potential legal costs imposed by [living wage] ordinances serve to make municipal contracting more risky and less attractive.”

      We believe that opposition to privatization will likely increase. The Wall Street Journal reported on November 20, 2001, that such opposition had begun to increase as a result of the September 11th terrorist attacks, although it noted that the “beginnings of a backlash were stirring” before the attacks. The article pointed to the decision to federalize airport security workers and the postponement of planned privitizations of certain Pentagon back-office and mapping operations. In October 2002, the city of New Orleans shelved a planned privatization of its water and sewer operations, which would have provided inadequate cost savings.

      We believe shareholders should be better informed regarding the risks created by measures to oppose privatization and the way AW weighs those risks when establishing business strategy. We urge shareholders to vote FOR this proposal.

Management’s Position

      The Board of Directors has carefully considered the proposal submitted by the AFSCME Employees Pension Plan and does not believe the proposal is in the best interests of the Company or its shareholders.

      As disclosed in Item 1 of the Company’s annual report on Form 10-K, which was filed with the SEC on March 27, 2003, one key component of the Company’s business strategy is to examine growth opportunities when government entities privatize the operation of all or part of their solid waste systems. Since the Board expects other private companies in the waste management industry to compete with the Company for these growth opportunities, we believe the Company would suffer a competitive disadvantage if forced to reveal publicly the specific details of its business strategy.

      Furthermore, the Board believes the proponent is acting on behalf of its own agenda rather than in the interests of the Company or its shareholders. The proponent is the pension fund for the American Federation of State, County and Municipal Employees (“AFSCME”), a union that represents public employees, including some workers in the waste management industry. AFSCME opposes privatization of government services because privatization threatens the jobs of AFSCME members. On its website, AFSCME publishes extensive resources on its fight against privatization, including articles on privatization in the waste management industry. If the Company were forced to disclose precise details of its business strategy regarding privatization, AFSCME could then use that information to the detriment of the Company and its shareholders.

      Finally, the Board does not believe the specific information requested by the proponent would be useful to shareholders or potential investors in forming an accurate impression of the overall state of the Company. The Board believes disclosure of additional minutiae about the Company’s business strategy would only harm the Company and its shareholders.

Required Vote

      The affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock and Senior Convertible Preferred Stock, voting together as a single class is required for the approval of this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL THAT THE COMPANY DISCLOSE THE EFFECTS OF EFFORTS TO OPPOSE PRIVATIZATION ON ITS BUSINESS STRATEGY.

MISCELLANEOUS MATTERS

      The annual report to stockholders covering the fiscal year ended December 31, 2002 is included with this proxy statement. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2004 Annual Meeting of stockholders is required to submit such proposals:

•	No later than December 12, 2003 , if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934

•	Between January 26, 2004 and December 12, 2003, if the proposal is submitted under the Company’s bylaws, in which case we are not required to include the proposal in our proxy materials.

      The Company’s Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting other than those described above. If other business requiring a vote of stockholders is properly presented at the Annual Meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

By Order of the Board of Directors

/s/ THOMAS H. VAN WEELDEN

Thomas H. Van Weelden
Chairman of the Board, Chief
Executive Officer and President

ADDENDUM

AUDIT COMMITTEE

OF THE
BOARD OF DIRECTORS
(“Committee”)

OF

ALLIED WASTE INDUSTRIES, INC.

(“Company”)

CHARTER

Purpose

      The Committee’s purpose is to assist the Board in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the independent accountant and (iv) the performance of the Company’s internal audit function and independent accountants.

      The Committee shall prepare the annual audit committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Committee Membership

      The Committee shall consist of a minimum of three and not more than five members. Each member of the Committee shall meet the requirements of the New York Stock Exchange (“NYSE”) listing standards and all other applicable laws. The Committee shall report to the Board. A majority of the members of the Committee shall constitute a quorum. Members shall be appointed by the Board upon recommendation of the Governance Committee and may be removed by the Board in its discretion.

Authority and Responsibilities

      The Committee has the following authority and responsibilities:

•	Retain and terminate the Company’s independent accountant in its sole authority, subject, if applicable, to shareholder ratification. The Committee shall be directly responsible for the compensation and oversight of the work of the independent accountant for the purpose of preparing or issuing an audit report or related work.

•	Pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountant, in accordance with the requirements, exceptions and delegation authority provided by applicable laws. The terms of the retention of the independent accountant will require the auditor to report directly to the Committee.

•	At least annually, obtain and review a report by the independent accountant describing: such firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent accountant and the Company.

•	Discuss the annual audited financial statements and quarterly financial statements with management and the independent accountant, including the Company’s disclosures under “Management’s Discussion and Analysis of the Financial Condition and Results of Operations.”

•	Discuss generally earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies (i.e., discuss the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which a company may provide earnings guidance.

•	To investigate any matter within its scope of duties and, as appropriate, to obtain advice and assistance from outside legal, accounting and other advisors. The Committee specifically has the independent authority to engage these advisors without seeking Board approval.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Periodically meet separately with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent accountant.

•	Review with the independent accountant any problems or difficulties encountered in performing the audit and management’s response thereto.

•	Set clear hiring policies for employees or former employees of the independent accountant.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees regarding questionable accounting or auditing matters.

•	Evaluate annually the Committee’s performance in accordance with the NYSE listing standards and all other applicable laws.

•	Report regularly to the Board upon the Committee’s recommendations, actions and other matters as the Board shall from time to time specify to the Committee.

Limitation of Audit Committee’s Role

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountant.

ALLIED WASTE INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2003

The undersigned hereby appoints Thomas H. Van Weelden and Steven M. Helm as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of Common and Preferred Stock of Allied Waste Industries, Inc. (the “Company”) held of record by the undersigned on April 1, 2003, at the Annual Meeting of Stockholders to be held on May 21, 2003, or any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PLEASE DATE, MARK, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
ALLIED WASTE INDUSTRIES, INC.

MAY 21, 2003

—Please Detach and Mail in the Envelope Provided—

PLEASE MARK YOUR PROXY CARDS AS IN THIS EXAMPLE.

1.	Election of Directors by holders of Common Stock.

NOMINEES: Thomas H. Van Weelden, Robert Agate, James W. Crownover, Dennis Hendrix, Lawrence V. Jackson, Nolan Lehmann, and Warren B. Rudman

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

For, except vote withheld from the following nominees:_______________________________

2.	Proposal to approve the material terms of the performance goals of the Company’s Long-Term Incentive Plan.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

3.	Proposal to expense the costs of all future stock options issued by the Company in the Company’s Annual Income Statement.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

4.	Proposal that all future stock option grants to senior executives shall be performance based.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

5.	Proposal that the Company disclose the effects of efforts to oppose privatization on its business strategy.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NAMED DIRECTORS, FOR THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE LONG-TERM INCENTIVE PLAN, AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE: Please sign exactly as name or names hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE DATE, MARK, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
ALLIED WASTE INDUSTRIES, INC.
MAY 21, 2003
—Please Detach and Mail in the Envelope Provided—

PLEASE MARK YOUR PROXY CARDS AS IN THIS EXAMPLE. ☒

1a.	A) Election of Directors by holders of Preferred Stock voting together with the Common Stock, as a single class.

NOMINEES: Thomas H. Van Weelden, Robert Agate, James W. Crownover, Dennis Hendrix, Lawrence V. Jackson, Nolan Lehmann, and Warren B. Rudman

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

For, except vote withheld from the following nominees: _______________________________

1b.	B) Election of Directors by holders of Preferred Stock voting separately as a class.

NOMINEES: Leon D. Black, Michael Gross, J. Tomilson Hill, Howard A. Lipson and Antony P. Ressler

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

For, except vote withheld from the following nominees:

2.	Proposal to approve the material terms of the performance goals of the Company’s Long-Term Incentive Plan.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

3.	Proposal to expense the costs of all future stock options issued by the Company in the Company’s Annual Income Statement.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

4.	Proposal that all future stock option grants to senior executives shall be performance based.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

5.	Proposal that the Company disclose the effects of efforts to oppose privatization on its business strategy.

☐	_____	FOR	☐	_____	AGAINST	☐	_____	WITHHELD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NAMED DIRECTORS, FOR THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR THE LONG-TERM INCENTIVE PLAN, AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE: Please sign exactly as name or names hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.